Exhibit 99.1

PRESS RELEASE

Evergreen Solar Reports Third Quarter Revenues of $86.5 Million

Devens Ships a Record 42.6 Megawatts

Initial Production at Wuhan Reaches 3.4 Megawatts

Marlboro, Massachusetts, November 1, 2010 – Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the third quarter ended October 2, 2010.

Key accomplishments during the quarter were:

•	Record shipments of 42.6 MW compared with 39.8 MW in the second quarter 2010, up 7.2% sequentially

•	Total manufacturing cost at Devens decreased 3.1% to $1.88 per watt from $1.94 per watt in the second quarter of 2010

•	Wuhan expansion on track with 3.4 MW of Evergreen Solar branded solar panels produced

Michael El-Hillow, President and Chief Executive Officer commented, “The Evergreen team has performed exceptionally well in both Devens and Wuhan. The Devens facility is now exceeding our original operational target of 40 megawatts of production per quarter, further validating the performance of our proprietary furnace technology. In mid-September, we held official grand opening ceremonies in Wuhan and began producing Evergreen Solar branded solar panels. We are making good progress with our production ramp in China and produced 3.4 MW of product in Wuhan during the quarter.”

“Demand for the high quality and performance of Evergreen Solar panels continues to be strong. As such, we expect shipments in the fourth quarter to be in the range of about 48 megawatts,” concluded Mr. El-Hillow.

Third Quarter 2010 Financial Results

Revenues for the third quarter of 2010 were $86.5 million, up 2.4% sequentially compared to 2010 second quarter revenues of $84.5 million. Average selling price for the third quarter of 2010 was $2.02 per watt, down slightly from $2.04 per watt recorded in the second quarter of 2010.

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Gross margin for the third quarter of 2010 was 7.5%, compared to 8.6% in the second quarter of 2010. The decrease in gross margin resulted primarily from the decrease in royalties associated with the licensing of the Company’s proprietary wafer technology. During the second quarter of 2010, the Company recorded royalty revenue of $3.4 million which included a one-time payment of $2.4 million associated with the sale of Sovello. In the future, the Company expects that royalty payments recorded each quarter will be in line with those levels recorded in the third quarter of 2010.

Operating loss for the third quarter was $22.7 million, compared to $15.5 million for the second quarter of 2010. Operating loss in the third quarter of 2010 increased from the second quarter of 2010 due mainly to a $6.4 million charge relating to the write-off of a receivable associated with a Korean customer and a decrease in royalty revenue, offset by a decrease in manufacturing costs.

Net loss for the third quarter of 2010 was $27.2 million compared to $3.3 million in the second quarter of 2010. Net loss for the third quarter of 2010 includes the aforementioned charge to accounts receivable of $6.4 million and foreign exchange gains of $6.3 million. Net loss in the second quarter of 2010 includes approximately $24.8 million of net gains on the early extinguishment of outstanding debt, $6.9 million of foreign exchange losses caused by the weakening Euro and a $3.2 million recovery of impairment charges associated with the sale of Sovello AG.

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Conference Call Information

Management will conduct a conference call at 8:30 a.m. (ET) tomorrow (November 2, 2010) to review the Company’s third quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event. The call also can be accessed by dialing (888)204-4368 or (913)312-0638 (International) prior to the start of the call and refer to confirmation code 1106064. For those unable to join the live conference call, a webcast replay will be available from 11:00 a.m. (ET) on November 2, 2010 through 8:00 p.m. (ET) on November 19, 2010. To access the webcast replay, logon to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com.

About Evergreen Solar, Inc.

Evergreen Solar, Inc. develops, manufactures and markets String Ribbon® solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon® are trademarks of Evergreen Solar, Inc.

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Safe Harbor Statement

This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about ongoing production levels at the Company’s Devens, Massachusetts facility, the ramp of the Company’s new facility in China and continued levels of demand for Evergreen Solar’s panels. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause the Company’s future production levels to differ, including unexpected materials shortages or price increases, the difficulty of accurately forecasting the production benefits from new technologies, new operational strategies and operational scaling, the difficulty in forecasting customer demand in a volatile and uncertain market for the Company’s products, and other risks and uncertainties described in filings that the Company makes from time-to-time with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements.

CONTACT:

Evergreen Solar, Inc.

Michael McCarthy

Director – Investor Relations

mmccarthy@evergreensolar.com

Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Operations (a)

(in thousands, except per share data)

(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	October 3, 2009	October 2, 2010	October 3, 2009	October 2, 2010
	(Adjusted)		(Adjusted)
Product revenues	$75,450	$86,026	$192,586	$245,616
Royalty and fee revenues	2,208	497	4,716	3,908

Total revenues	77,658	86,523	197,302	249,524
Cost of revenues	70,092	80,009	187,842	229,725

Gross profit	7,566	6,514	9,460	19,799

Operating expenses:
Research and development	4,417	5,101	13,307	15,078
Selling, general and administrative	5,872	13,672	18,990	28,713
Write-off of loan receivable from silicon supplier	—	—	43,882	—
Facility start-up	2,493	5,509	6,639	14,481
Restructuring charges	777	4,925	3,394	13,780

Total operating expenses	13,559	29,207	86,212	72,052

Operating loss	(5,993)	(22,693)	(76,752)	(52,253)

Other income (expense):
Foreign exchange gains (losses), net	2,478	6,334	3,460	(2,845)
Interest income	118	380	3,672	1,612
Interest expense	(7,683)	(11,229)	(20,101)	(29,002)
Gain on early extinguishment of debt	—	—	—	24,777

Other income (expense), net	(5,087)	(4,515)	(12,969)	(5,458)

Loss before equity loss from interest in Sovello AG, (impairment) recovery of equity investment, and income tax benefit	(11,080)	(27,208)	(89,721)	(57,711)
Equity loss from interest in Sovello AG	(9,710)	—	(16,202)	—
Impairment and other charges associated with equity investment in Sovello AG	(69,713)	—	(69,713)	—
Recovery of impairment charges associated with Sovello AG	—	—	—	3,227
Income tax benefit	(7,805)	—	(7,805)	—

Net loss	$(82,698)	$(27,208)	$(167,831)	$(54,484)

Net loss per share (basic and diluted)	$(0.40)	$(0.13)	$(0.92)	$(0.27)

Weighted average shares used in computing basic and diluted
net loss per share	204,790	205,501	182,250	205,361

(a)	On January 1, 2010, the Company adopted the FASB's update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require revision of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Balance Sheets (a)

(in thousands, except share data)

(Unaudited)

	December 31, 2009	October 2, 2010
	(Adjusted)
Assets
Current assets:
Cash and cash equivalents
Accounts receivable, net of allowances for doubtful accounts	$112,368	$93,275
Inventory	53,295	59,390
Prepaid cost of inventory	34,890	47,140
Other current assets	25,634	34,524
Total current assets	11,451	25,001

	237,638	259,330

Restricted cash
Deferred financing costs	3,134	6,710
Loan receivable from Jiawei and related interest	8,312	10,249
Prepaid cost of inventory	—	13,311
Fixed assets, net	147,573	121,213
Other assets	430,681	423,936
	295	302

Total assets	$827,633	$835,051

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses
Due to Sovello AG and related guarantees	$31,420	$37,712
Accrued employee compensation	17,544	—
Accrued interest	7,287	4,533
Accrued warranty	7,004	11,372
Total current liabilities	2,368	3,515

	65,623	57,132
Convertible notes, net of discount
Loan and related interest payable	323,276	386,899
Deferred income taxes	34,152	36,786
Total liabilities	5,396	5,396

Commitments and contingencies	428,447	486,213

Stockholders’ equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 207,809,919 and 208,908,066 shares issued and outstanding at December 31, 2009 and October 2, 2010, respectively
Additional paid-in capital	2,078	2,089
Accumulated deficit	1,028,233	1,032,108
Accumulated other comprehensive income (loss)	(631,119)	(685,603)
Total stockholders' equity	(6)	244

	399,186	348,838

Total liabilities and stockholders' equity	$827,633	$835,051

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require revision of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Cash Flows (a)

(in thousands)

(Unaudited)

	Year-to-Date Period Ended
	October 3, 2009	October 2, 2010
	(Adjusted)
Cash flows from operating activities:
Net loss	$(167,831)	$(54,484)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	29,067	46,237
Gain on early extinguishment of debt	—	(24,777)
Imputed interest and accretion of bond premiums	(478)	—
Bad debt expense	—	6,389
Amortization of prepaid cost of inventory	7,479	9,424
Equity loss from Sovello AG and impairment of investment	85,915	—
Amortization of deferred debt financing costs	1,796	1,973
Loss on loan receivable from silicon supplier	43,882	—
Loss on disposal of fixed assets	—	494
Provision for warranty	962	1,229
Amortization of debt discount	8,731	7,629
Compensation expense associated with employee equity awards	5,253	3,476
Changes in operating assets and liabilities:
Accounts receivable	(29,707)	(12,484)
Inventory and related prepaid cost of inventory	(7,670)	(3,245)
Other current assets	(2,208)	(13,550)
Accounts payable and accrued expenses	(26,159)	1,971
Interest payable	2,045	5,817
Deferred income taxes	(7,805)	—
Other	2,685	(200)

Net cash used in operating activities	(54,043)	(24,101)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(101,331)	(40,042)
Proceeds from the disposal of fixed assets	—	62
(Increase) decrease in restricted cash	(2,914)	(3,561)
Increase in Sovello AG loan	(11,750)	—
Capital contribution to Sovello AG	(2,917)	—
Payments associated with sale of Sovello AG and associated guarantee	—	(14,804)
Increase in other loans	—	(12,800)
Proceeds from sale and maturity of marketable securities	76,716	—

Net cash used in investing activities	(42,196)	(71,145)

Cash flows from financing activities:
Proceeds from the issuance of convertible secured debt, net of offering costs	—	158,557
Early redemption of senior convertible debt, net of redemption costs	—	(82,354)
Payment associated with share increase	—	(144)
Proceeds from the issuance of common stock, net of offering costs	72,387	—
Proceeds from China government loan	13,592	—
Proceeds from exercise of stock options and shares purchased under Employee Stock Purchase Plan	332	94

Net cash provided by financing activities	86,311	76,153

Net increase (decrease) in cash and cash equivalents	(9,928)	(19,093)
Cash and cash equivalents at beginning of period	100,888	112,368

Cash and cash equivalents at end of period	$90,960	$93,275

(a)	On January 1, 2010, the Company adopted the FASB's update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require revision of prior periods to conform to current accounting.